For Immediate Release

Hersha Hospitality Trust Sells Joint-Venture

Interest in 7 Manhattan Hotels for $571.4 Million

- Proceeds from Sale to Fund Share Repurchases, Acquisition of High-Quality Assets in Strategic Growth Markets and Debt Reduction -

- Announces Closing of Ritz-Carlton Georgetown -

- Announces Closing of the Sanctuary Beach Resort -

- Announces Acquisition of Hilton Garden Inn M Street -

Philadelphia, PA, February 4, 2016 -- Hersha Hospitality Trust (NYSE: HT) (“Hersha” or the “Company”), owner of upscale hotels in urban gateway markets, announced the Company has signed definitive agreements with Cindat Capital Management Limited (“Cindat”) to form a joint venture for 7 of the Company’s limited service hotels in Manhattan totaling 1,087 rooms for a total purchase price, including closing costs of $571.4 million, or $526,000 per key.  The proposed joint venture is structured with Cindat as the preferred joint venture partner holding a 70.0% ownership stake, while Hersha retains a 30.0% equity interest.

Assets that will be contributed to the joint venture are as follows:

Hotel	Rooms
Holiday Inn Express Times Square	210
Candlewood Suites Times Square	188
Hampton Inn Times Square	184
Hampton Inn Chelsea	144
Hampton Inn Herald Square	136
Holiday Inn Wall Street	113
Holiday Inn Express Wall Street	112
TOTAL	1,087

“Hersha is pleased to enter into a joint-venture with Cindat for 7 limited service hotels in Manhattan.  The city’s preeminence as a financial, cultural, and technological hub, combined with the security and scarcity of its real estate, provides significant yield for a strategic, long-term partner such as Cindat”, stated Neil H. Shah, Hersha’s President and Chief Operating Officer.   “On a pro forma basis, the sale reduces Hersha’s EBITDA exposure in New York City from approximately 43.0% in 2015 to 25.0% of consolidated EBITDA in 2016.  The Company intends to utilize a portion of the sale proceeds to make hotel investments in Washington, DC and California, continue its share repurchase program and repay debt.”

Based upon the sales price, estimated closing costs and debt payoffs, the Company anticipates approximately $300 million in net proceeds, with taxable gains on the sale between $170 million and $180 million.  Due to the large tax gain on the sale of the 7 hotels, the Company intends to acquire assets as part of a like-kind exchange under Internal Revenue Code Section 1031.  To date, the Company has accounted for a significant portion of the 1031 exchange through the purchase of The Sanctuary Beach Resort on Monterey Bay, the Ritz-Carlton Georgetown and the Hilton Garden Inn M Street,

Washington, DC.  In addition to acquiring high quality hotels in strategic markets, the Company intends to utilize the remaining proceeds to repurchase common shares, pay down debt and for general corporate purposes.

In 2015, the Company repurchased 5.2 million shares for $124.5 million representing 10.4% of shares outstanding.  The Company seeks to continue opportunistic share repurchases to take advantage of capital market dislocations and views share buybacks as an attractive use of available capital and a driver of total shareholder value.  The Company has approximately $72.0 million remaining on its $100 million share repurchase program, and may seek to increase its 2016 authorization, subject to approval by the Company’s Board of Trustees.

Mr. Shah continued, “In conjunction with the sale of this 7 hotel Manhattan portfolio, the Company is pleased to announce we acquired the 86-room Ritz-Carlton Georgetown in Washington, DC for $50.0 million, and signed a purchase and sale agreement to acquire the 238-room Hilton Garden Inn M Street for $106.5 million.  The hotels require no disruptive renovations, and will allow the Company to fully leverage the expected strength in Washington, DC in the coming years from the change in the Administration in 2017, the health of and growth in DC’s private sector economy, improved convention infrastructure and a strong convention calendar.  We are excited to acquire both hotels at an attractive basis, and expect they will generate strong returns for the Company.  The Ritz-Carlton Georgetown is expected to benefit from Hersha’s aggressive revenue management and e-commerce strategies and focused asset management practices.  We will also leverage our turnaround capabilities honed at The Rittenhouse where we successfully re-positioned an iconic luxury asset.  The acquisition of both hotels, which brings our urban Washington, DC hotel cluster to 5 hotels, adds depth to our unique portfolio, and combined with our acquisition of the St. Gregory in June, further strengthens the Company’s presence in Washington’s urban core.”

The Company expects the Ritz-Carlton Georgetown to stabilize at an unlevered yield of 8.0% - 8.5% based on improving Washington, DC market fundamentals, and the Company’s broad capabilities.  Hersha acquired the zero yielding Rittenhouse Hotel in March 2012, and undertook significant improvements through focused asset management strategies.  In addition to five new luxury suites, the Company introduced the Rittenhouse Spa & Club, and enhanced F&B offerings such as the Library Bar and the Mary Cassatt Tea Room.  From a revenue management perspective, the hotel has significantly increased ADR and corporate group business, and positioned the hotel as the RevPAR leader in Philadelphia.  For full-year 2016, The Rittenhouse Hotel is expected to deliver a 9.4% yield on gross invested capital.

The Hilton Garden Inn M Street, which opened in May 2014, occupies a prime location on the corner of 22nd and M Streets at the confluence of DuPont Circle, Foggy Bottom, Georgetown, Downtown and the West End, a block from HT’s recently acquired St. Gregory Hotel.  The hotel is surrounded by 4.5 million square feet of office space, and proximate to all of Washington, DC’s major corporate, government, diplomatic, and leisure demand drivers.  The Hilton Garden Inn M Street features rooms with floor to ceiling windows, 16 oversized premium corner rooms, 57 underground parking spaces, 3,000 square feet of meeting space, a seasonal rooftop pool and landscaped deck, an oversized fitness center and business center.

The purchase price reflects a forward 12-month economic capitalization rate and EBITDA multiple of 7.3% and 13.1x, respectively.  The proposed purchase of the Hilton Garden Inn M Street is expected to close in the first quarter 2016 and is subject to customary closing conditions.

Mr. Shah concluded, “The Company’s sale of the 7 hotels in Manhattan, combined with the acquisitions of the Ritz‐Carlton Georgetown, Hilton Garden Inn M Street and The Sanctuary Beach Resort in Monterey, CA, which closed last week, highlights our unique ability to recycle capital from stabilized

510 Walnut Street 9th Floor | Philadelphia, PA  19106 | p. 215.238.1046 | f. 215.238.0157                           Page | 2

assets into higher growth hotels in our strategic gateway markets.  Since 2010, the Company has re-deployed more than $1.0 billion of sales proceeds into high growth acquisitions and accretive stock buybacks.  These actions clearly evidence our sustained value creation philosophy and commitment to driving total shareholder returns.”

Hersha will continue to fully own 10 high quality, well-located hotels in diverse submarkets in New York City totaling 1,386 rooms, including:  the Hyatt Union Square, 3 Hilton Garden Inns, 2 Hampton Inns, 2 independent boutique hotels, 1 Holiday Inn Express and 1 Sheraton.

The joint-venture transaction is expected to close no later than March 31, 2016, and is subject to closing conditions, including the completion of the buyer’s due diligence. No assurance can be given that the joint-venture transaction or the acquisition of The Hilton Garden Inn M Street will close within the expected time frame or at all.  Cushman and Wakefield advised Hersha on the sale of the 7 limited service assets in Manhattan.

The Company has posted presentations of supplemental information regarding the sale of the 7 Limited Service Hotels in Manhattan and the acquisitions of the Ritz-Carlton Georgetown and The Hilton Garden Inn M Street on its website at www.hersha.com in the Investor Relations section under “Investor Presentations”.

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Hersha Hospitality Trust (HT) is a self-advised real estate investment trust in the hospitality sector, which owns and operates high quality upscale hotels in urban gateway markets. The Company's 55 hotels totaling 8,654 rooms are located in New York, Boston, Philadelphia, Washington, DC, Miami and select markets on the West Coast. The Company's shares are traded on The New York Stock Exchange under the ticker “HT”.

Forward Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those reflected in the forward-looking statement. For a description of these factors, please review the information under the heading “Risk Factors” included in Hersha Hospitality Trust’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the U.S. Securities Exchange Commission.

Contact:Ashish Parikh, Chief Financial Officer

Phone: (215) 238-1046

510 Walnut Street 9th Floor | Philadelphia, PA  19106 | p. 215.238.1046 | f. 215.238.0157                           Page | 3